EXHIBIT 99-1


                                                     P.O. Box 209 Evansville, IN
                                                     47702-0209
July 31, 2003

FOR IMMEDIATE RELEASE

       Vectren Corporation Announces Equity Offering of 6.5 Million Shares

Evansville, Indiana - Vectren Corporation (NYSE:VVC) announced today that it plans to issue 6.5 million new shares of the company's common stock. The offering, when completed, will bring total shares outstanding to approximately
74.6 million. The proceeds will be used for general corporate purposes, including repayment of short-term debt maturities.

The offering will be made under the company's existing effective shelf registration statement, and is expected to price during the week of August 4, 2003. The company also has granted the underwriters a 30-day option to purchase up to an additional 975,000 shares of the company's common stock to cover any over-allotments.

Goldman, Sachs and Co. will serve as sole book runner and lead manager for the offering. Credit Suisse First Boston, Merrill Lynch and Co., A.G. Edwards & Sons, Inc. and Edward D. Jones & Co., L.P. will serve as co-managers. This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. Any such offer will be made only by means of a prospectus. Potential investors should read the prospectus and prospectus supplement carefully before making any investment decision. A copy of the preliminary prospectus relating to the offering may be obtained from the underwriters at Goldman, Sachs & Co., 1 New York Plaza, New York, NY 10004 and will be available on the Internet at www.sec.gov.

About Vectren

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

Safe Harbor for Forward Looking Statements
This presentation contains statements that may be considered forward looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's expectations of future earnings, cash position, source of funds, coverage ratios, market risk and the anticipated completion of various facilities under development. These statements speak of the Company's plans, goals, beliefs or expectations, refer to estimates or use similar terms. Actual results could differ materially from those anticipated, because the realization of those results is subject to many uncertainties, some of which are discussed in more detail in the Company's periodic reports filed with the SEC. All forward looking statements included in this presentation are based upon information presently available, and the Company assumes no obligation to update any forward looking statement.

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Investor Contact   Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact      Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com